EXHIBIT 99.1
Amendment No. 1 to
Restricted Stock Unit Award Agreements
          The Restricted Stock Unit Award Agreements by and between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and Richard E. Dauch (the “Executive”), dated as of March 15, 2005, March 15, 2006 and March 14, 2007, are amended as follows:
1.	Section 2(b) of each Agreement is amended to read as follows:
          “(b) Retirement.
     The Award shall be 100 percent vested upon the Participant’s attainment of Normal Retirement Age under the Company’s Retirement Program for Salaried Employees, Restatement dated December 31, 2006.”
2.	Section 2(c) of each Agreement is amended to read as follows:
          “(c) Payment.
          (i) On January 4, 2008 (the “Payment Date”), the Company shall pay to the Participant an amount equal to the number of Shares covered by the Award, multiplied by the closing price of the Shares on the New York Stock Exchange on December 28, 2007.
          (ii) During each calendar quarter commencing on or before the Payment Date, the Company shall pay to the Participant an amount equal to the aggregate dividend payable during the preceding calendar quarter on the number of Shares covered by the Award.”
          IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed by its duly authorized director, and the Executive has hereto set his hand as of July 25, 2007.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
By:	/s/ Forest J. Farmer, Sr.
Forest J. Farmer, Sr. Chairman, Compensation Committee

EXECUTIVE
By:	/s/ Richard E. Dauch
Richard E. Dauch